Exhibit 99.1
NV5 ANNOUNCES SECOND QUARTER RESULTS AND RAISES GUIDANCE
Hollywood, FL – August 7, 2024 – NV5 Global, Inc. (Nasdaq GS: NVEE) ("NV5" or the "Company"), a provider of technology, conformity assessment, consulting solutions, and software applications, today reported financial results for the second quarter ended June 29, 2024.

"NV5 continued to build upon its positive momentum in the second quarter, delivering strong organic growth and profitability. We are well-positioned to meet the expected increase in demand for our services in the second half of 2024, and we are raising guidance. As highlighted in our recent Investor Day, our leadership position in the use of technology to deliver our services, including geospatial analytics and software, provides competitive advantages and contributes to NV5's growth. We will continue to incorporate innovative technologies in all of our services in the years to come," said Dickerson Wright, Executive Chairman of NV5.
Second Quarter 2024 Results
Gross revenues in the second quarter of 2024 grew 6% to $236.3 million from $222.6 million in the second quarter of 2023 and our gross profit increased 12% to $123.3 million. This represents a gross margin expansion of 270 basis points to 52.2%.
Net income of $7.9 million reflects integration costs of our VIS acquisition during the second quarter this year and a $6.7 million reversal of contingent consideration during the same quarter last year. We also had $1.0 million of higher interest expense this quarter as a result of higher interest rates and debt balances, although our net leverage remains low at 1.5x. Our GAAP EPS during the second quarter was $0.50 per share compared to $1.00 per share last year due to the foregoing differences between the periods.
Our Adjusted EBITDA increased 10% to $38.5 million from $35.0 million, and our Adjusted EBITDA margin expanded to 16.3% from 15.7% in the prior year quarter. Our Adjusted EPS was $1.24 per share compared to $1.29 per share in the second quarter of 2023, reflecting higher share count.
Raising Guidance
We continue to foresee a strong second half of the year. Accordingly, we are raising 2024 full-year guidance for revenue and Adjusted Earnings per Share as follows:
•Gross revenue for the full year 2024 is now between $944 million and $950 million, an increase from $937 million and $942 million.
•2024 GAAP EPS guidance remains $2.87 to $2.93 per share.
•2024 Adjusted EPS guidance has been raised to $5.13 to $5.20 per share, an increase from $5.05 to $5.11 per share.

Use of Non-GAAP Financial Measures; Comparability of Certain Measures

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is not a measure of financial performance under GAAP. Adjusted EBITDA reflects adjustments to EBITDA to eliminate stock-based compensation expense and acquisition-related costs. Management believes adjusted EBITDA, in addition to operating profit, Net Income, and other GAAP measures, is a useful indicator of our financial and operating performance and our ability to generate cash flows from operations that are available for taxes, capital expenditures, and debt service. A reconciliation of Net Income, as reported in accordance with GAAP, to adjusted EBITDA is provided at the end of this news release.

Adjusted earnings per diluted share (“Adjusted EPS”) is not a measure of financial performance under GAAP. Adjusted EPS reflects adjustments to reported diluted earnings per share (“GAAP EPS”) to eliminate amortization expense of intangible assets from acquisitions and acquisition-related costs, net of tax benefits. As we continue our acquisition strategy, the growth in Adjusted EPS may increase at a greater rate than GAAP EPS. A reconciliation of GAAP EPS to Adjusted EPS is provided at the end of this news release.

Our definition of Adjusted EBITDA and Adjusted EPS may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as Net Income, and Diluted Earnings per Share. In addition, when presenting forward-looking non-GAAP metrics, we are unable to provide quantitative reconciliations to the most closely correlated GAAP measure due to the uncertainty in the timing, amount or nature of any adjustments, which could be material in any period.

Conference Call

NV5 will host a conference call to discuss its second quarter 2024 financial results at 4:30 p.m. (Eastern Time) on August 7, 2024. The accompanying presentation for the call is available by visiting http://ir.nv5.com.

Date:    Wednesday, August 7, 2024
Time:    4:30 p.m. Eastern
Toll-free dial-in number:    +1 800-715-9871
International dial-in number:    +1 646-307-1963
Conference ID:    2719957
Webcast:    http://ir.nv5.com

Please dial-in at least 5-10 minutes prior to the start time to allow the operator to log your name and connect you to the conference.

The conference call will be webcast live and available for replay via the “Investors” section of the NV5 website.

About NV5

NV5 Global, Inc. (NASDAQ GS: NVEE) is a provider of technology, conformity assessment, consulting solutions, and software applications for public and private sector clients supporting sustainable infrastructure, utility, and building assets and systems. The Company focuses on multiple verticals: construction quality assurance, infrastructure engineering, utility services, buildings & technology, environmental health sciences, and geospatial technology services to deliver innovative, sustainable solutions to complex issues and improve lives in our communities. NV5 operates out of more than 100 offices nationwide and internationally. For additional information, please visit the Company’s website at www.NV5.com. Also, visit the Company on LinkedIn, Twitter, Facebook, and Instagram.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this news release and on the conference call. Such factors include: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the “Risk Factors” set forth in the Company’s most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Investor Relations Contact

NV5 Global, Inc.
Jack Cochran
Vice President, Marketing & Investor Relations
Tel: +1-954-637-8048
Email: ir@nv5.com

Source: NV5 Global, Inc.

NV5 GLOBAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share data)

	June 29, 2024	December 30, 2023
Assets
Current assets:
Cash and cash equivalents	$29,355	$44,824
Billed receivables, net	161,894	152,593
Unbilled receivables, net	140,006	113,271
Prepaid expenses and other current assets	22,991	18,376
Total current assets	354,246	329,064
Property and equipment, net	55,675	50,268
Right-of-use lease assets, net	36,135	36,836
Intangible assets, net	237,789	226,702
Goodwill	543,708	524,573
Deferred income tax assets, net	4,744	—
Other assets	2,086	3,149
Total Assets	$1,234,383	$1,170,592

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$61,870	$54,865
Accrued liabilities	44,202	47,423
Billings in excess of costs and estimated earnings on uncompleted contracts	35,441	41,679
Other current liabilities	2,348	2,263
Current portion of contingent consideration	2,436	3,922
Current portion of notes payable and other obligations	8,537	9,267
Total current liabilities	154,834	159,419
Contingent consideration, less current portion	2,328	143
Other long-term liabilities	25,935	26,930
Notes payable and other obligations, less current portion	248,687	205,468
Deferred income tax liabilities, net	—	2,837
Total liabilities	431,784	394,797

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 45,000,000 shares authorized, 16,280,601 and 15,895,255 shares issued and outstanding as of June 29, 2024 and December 30, 2023, respectively	163	159
Additional paid-in capital	527,418	508,256
Accumulated other comprehensive loss	(695)	(18)
Retained earnings	275,713	267,398
Total stockholders’ equity	802,599	775,795
Total liabilities and stockholders’ equity	$1,234,383	$1,170,592

NV5 GLOBAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF NET INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)
(in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Gross revenues	$236,326	$222,638	$449,621	$406,955

Direct costs:
Salaries and wages	61,390	57,079	117,845	105,463
Sub-consultant services	37,342	39,690	68,602	67,304
Other direct costs	14,323	15,569	27,074	27,890
Total direct costs	113,055	112,338	213,521	200,657

Gross profit	123,271	110,300	236,100	206,298

Operating expenses:
Salaries and wages, payroll taxes, and benefits	68,110	58,949	133,544	111,621
General and administrative	21,178	11,551	43,420	29,472
Facilities and facilities related	6,035	5,823	11,996	11,197
Depreciation and amortization	16,068	13,539	30,550	24,585
Total operating expenses	111,391	89,862	219,510	176,875

Income from operations	11,880	20,438	16,590	29,423

Interest expense	(4,606)	(3,648)	(8,797)	(5,229)

Income before income tax expense	7,274	16,790	7,793	24,194
Income tax benefit (expense)	633	(1,377)	522	(2,834)
Net income	$7,907	$15,413	$8,315	$21,360

Earnings per share:
Basic	$0.51	$1.03	$0.54	$1.43
Diluted	$0.50	$1.00	$0.53	$1.39

Weighted average common shares outstanding:
Basic	15,362,825	15,014,106	15,314,988	14,948,796
Diluted	15,671,176	15,451,788	15,657,632	15,421,535

Comprehensive income:
Net income	$7,907	$15,413	$8,315	$21,360
Foreign currency translation losses, net of tax	(176)	(191)	(677)	(191)
Comprehensive income	$7,731	$15,222	$7,638	$21,169

NV5 GLOBAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Six Months Ended
	June 29, 2024	July 1, 2023
Cash flows from operating activities:
Net income	$8,315	$21,360
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,635	27,205
Non-cash lease expense	6,401	6,784
Provision for doubtful accounts	723	607
Stock-based compensation	13,988	10,728
Change in fair value of contingent consideration	—	(7,514)
Gain on disposals of property and equipment	(644)	(408)
Other	204	—
Deferred income taxes	(7,712)	(7,673)
Amortization of debt issuance costs	370	365
Changes in operating assets and liabilities, net of impact of acquisitions:
Billed receivables	(4,674)	10,882
Unbilled receivables	(25,042)	(9,842)
Prepaid expenses and other assets	(1,619)	(4,691)
Accounts payable	4,555	(8,164)
Accrued liabilities and other long-term liabilities	(11,507)	(5,698)
Billings in excess of costs and estimated earnings on uncompleted contracts	(7,384)	(7,606)
Contingent consideration	(1,455)	(1,307)
Other current liabilities	88	474
Net cash provided by operating activities	8,242	25,502

Cash flows from investing activities:
Cash paid for acquisitions (net of cash received from acquisitions)	(53,947)	(186,242)
Proceeds from sale of assets	249	295
Purchase of property and equipment	(8,905)	(10,239)
Net cash used in investing activities	(62,603)	(196,186)

Cash flows from financing activities:
Borrowings from Senior Credit Facility	58,000	180,000
Payments on notes payable and other obligations	(5,274)	(5,131)
Payments of contingent consideration	(1,585)	(793)
Payments of borrowings from Senior Credit Facility	(12,000)	(13,000)
Net cash provided by financing activities	39,141	161,076

Effect of exchange rate changes on cash and cash equivalents	(249)	(106)

Net decrease in cash and cash equivalents	(15,469)	(9,714)
Cash and cash equivalents – beginning of period	44,824	38,541
Cash and cash equivalents – end of period	$29,355	$28,827

NV5 GLOBAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP FINANCIAL MEASURES
(UNAUDITED)
(in thousands, except share data)

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

		Three Months Ended		Six Months Ended
		June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net Income		$7,907	$15,413	$8,315	$21,360
Add:	Interest expense	4,606	3,648	8,797	5,229
	Income tax (benefit) expense	(633)	1,377	(522)	2,834
	Depreciation and amortization	17,592	14,905	33,635	27,205
	Stock-based compensation	7,322	4,902	13,988	10,728
	Acquisition-related costs*	1,704	(5,294)	3,016	(4,661)
Adjusted EBITDA		$38,498	$34,951	$67,229	$62,695

* Acquisition-related costs include contingent consideration fair value adjustments.

RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

		Three Months Ended		Six Months Ended
		June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net Income - per diluted share		$0.50	$1.00	$0.53	$1.39
Per diluted share adjustments:
Add:	Amortization expense of intangible assets and acquisition-related costs	0.97	0.49	1.81	1.13
	Income tax expense	(0.23)	(0.20)	(0.43)	(0.36)
Adjusted EPS		$1.24	$1.29	$1.91	$2.16